Exhibit 2.1

AMENDMENT NO. 1

TO

AGREEMENT AND PLAN OF MERGER

AMENDMENT NO. 1 (this “Amendment”), dated as of July 24, 2013, to the AGREEMENT AND PLAN OF MERGER (the “Merger Agreement”), dated as of May 6, 2013, by and among Boxer Parent Company Inc., a Delaware corporation (“Parent”), Boxer Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and BMC Software, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the parties hereto have entered into the Merger Agreement;

WHEREAS, Section 8.11 of the Merger Agreement permits the parties to amend the Merger Agreement by an amendment that is in writing and signed by the Company, Parent and Merger Sub;

WHEREAS, pursuant to Section 5.12 of the Merger Agreement, the Company has provided its written consent (the “Company Consent”), conditioned upon the execution of this Amendment, to permit Elliott Associates, L.P., a Delaware limited partnership (“Elliott”), to directly or indirectly obtain shares of stock in Parent (“Parent Stock”), prior to the Effective Time, in exchange for the Contribution (as defined in the Elliott Equity Commitment Letter (as defined below)) as contemplated by the Elliott Equity Commitment Letter (as defined below) (the “Participation”);WHEREAS, in connection with the Participation and concurrently with the execution and delivery of this Amendment, each of the existing Guarantors is entering into an amended and restated equity commitment letter in favor of Parent and Elliott is entering into an equity commitment letter (the “Elliott Equity Commitment Letter”) in favor of Parent, pursuant to which each of the existing Guarantors and Elliott has agreed to invest in Parent the amounts set forth therein in connection with the Merger Agreement, as amended by this Amendment, as specified and subject to the terms and conditions therein;

WHEREAS, in connection with the Participation and concurrently with the execution and delivery of this Amendment, each of the existing Guarantors is entering into an amended and restated limited guarantee in favor of the Company and Elliott is entering into a limited guarantee (the “Elliott Guarantee”) in favor of the Company, pursuant to which each of the existing Guarantors and Elliott is guaranteeing certain obligations of Parent and Merger Sub in connection with the Merger Agreement, as amended by this Amendment, as specified and subject to the terms and conditions therein;

WHEREAS, the Board of Directors of the Company has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Amendment, (ii) approved the execution, delivery and performance of this Amendment, and (iii) resolved to recommend adoption of the Merger Agreement, as amended by this Amendment, by the stockholders of the Company;

WHEREAS, the Boards of Directors of Parent and Merger Sub have approved this Amendment and declared it advisable for Parent and Merger Sub, respectively, to enter into this Amendment; and

WHEREAS, in connection with the execution of this Amendment, the Company has amended the Rights Plan such that the entry into this Amendment, the Elliott Equity Commitment Letter, the Elliott Guarantee and the Specified Guarantor Agreement, and the consummation of any of the transactions contemplated by the Merger Agreement (as amended by this Amendment), the Elliot Equity Commitment Letter, the Elliott Guarantee and the Specified Guarantor Agreement, will not cause Parent, Merger Sub or any of the Guarantors (including Elliott) to become an “Acquiring Person” under the Rights Plan.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

1.1 Definitions. Unless otherwise specifically defined herein, each capitalized term used but not defined herein shall have the meaning given to such term in the Merger Agreement. Each reference herein to “the date of this Amendment” shall refer to the date first set forth above and each reference herein to “the date of the Merger Agreement” or similar references and each reference in the Merger Agreement to “the date of this Agreement” or “the date hereof” shall refer to May 6, 2013.

ARTICLE II

AMENDMENTS TO THE AGREEMENT

2.1 Revocation of Consent. Upon written notice from the Company to Parent (which written notice may be given at the Company’s sole discretion only upon the occurrence of a Removal Event), the Company Consent shall be deemed to be null and void and the Elliott Equity Commitment Letter and the Elliott Guarantee shall be terminated with no further action by any Person. “Removal Event” shall mean (a) the Company provides written notice to Parent of the Company’s determination, to be made in good faith, that the Participation or the performance of the transactions contemplated hereby and by the Merger Agreement, as amended by this Amendment (i) will or would reasonably be expected to result in a non-de minimis delay of the consummation of the Merger or the other transactions contemplated by the Merger Agreement or (ii) will have or would reasonably be expected to have an adverse impact on the ability of the Company to secure the Company Stockholder Approval, or (b) the Elliott Equity Commitment Letter is validly terminated pursuant to Section 4(c)(ii) or Section 4(c)(iii) thereof. For the avoidance of doubt, in the event the Company revokes the Company Consent pursuant to this Section 2.1, such revocation shall not change any approval by, actions taken by or exemptions granted by the Company’s Board of Directors referred to in Section 3.1(b) of this Amendment, including the approval by the Company’s Board of Directors for purposes of causing any Takeover Statute and the Rights Plan to be inapplicable to the Merger and the other transactions contemplated by the Merger Agreement, as amended by this Agreement. In the event the Company revokes the Company Consent prior to the Company Meeting, the Board of Directors of the Company shall publicly reaffirm the Recommendation in connection with such revocation.

2.2 Amendments to Section 8.15 of the Merger Agreement.

(a) Section 8.15 of the Merger Agreement is hereby amended by adding the following definitions:

(i) “Elliott” means Elliott Associates, L.P.

(ii) “Specified Guarantor Agreement” means one or more agreements solely among Parent, Merger Sub, the Guarantors and their respective Affiliates providing for arrangements with respect to the consummation of the transactions contemplated by this Agreement and the Equity Commitment Letters, arrangements with respect to Parent and the Company following consummation of the Merger, and/or obligations under the Limited Guarantees, and not providing for (x) any rights to acquire beneficial ownership (as defined in the Rights Plan) of Common Stock or coordination of activities with respect to any acquisition of beneficial ownership (as defined in the Rights Plan) of Common Stock following termination of the Merger Agreement or (y) activities with respect to any acquisition of beneficial ownership (as defined in the Rights Plan) of Common Stock prior to the termination of this Agreement other than in connection with the transactions contemplated by this Agreement, the Equity Commitment Letters and the Limited Guarantees (it being understood, however, that a Specified Guarantor Agreement may contain restrictions on those activities referred to in clause (y)).

(b) From and after the date of this Amendment (and not with respect any date prior to the date of this Amendment), any reference in the Merger Agreement to “Guarantors” shall mean Bain Capital Fund X, L.P., Golden Gate Capital Opportunity Fund, L.P., Westhorpe Investment Pte Ltd, Insight Venture Partners VII, L.P., Insight Venture Partners (Cayman) VII, L.P., Insight Venture Partners VII (Co-Investors), L.P., Insight Venture Partners (Delaware) VII, L.P., Insight Venture Partners Coinvestment Fund II, L.P., and Elliott.

(c) From and after the date of this Amendment (and not with respect any date prior to the date of this Amendment), (i) any reference in the Merger Agreement to “Equity Commitment Letters” shall be deemed to include the Elliott Equity Commitment Letter and the other Equity Commitment Letters executed on the date hereof, (ii) any reference in the Merger Agreement to “Limited Guarantees” shall be deemed to include the Elliott Guarantee and the other Limited Guarantees executed on the date hereof, (iii) the defined term “Cash Equity” shall be deemed to include the Participation, and (iv) the defined term “Recommendation” shall be deemed to mean the recommendation contemplated by clause (iii) of Section 3.1(b) of this Amendment.

ARTICLE III

ADDITIONAL REPRESENTATIONS AND WARRANTIES

3.1 Additional Representations and Warranties of the Company. The Company hereby represents and warrants to Parent and Merger Sub as follows:

(a) The Company has all requisite corporate power and authority to enter into this Amendment and to perform its obligations hereunder. The execution and delivery by the Company of this Amendment and its performance of its obligations hereunder have been duly authorized by all necessary corporate action of the Company. This Amendment has been duly and validly executed and delivered by the Company and, assuming this Amendment constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) The Board of Directors of the Company at a duly held meeting in a unanimous vote of those directors present (which directors constituted a quorum) has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Amendment, (ii) approved (x) the execution, delivery and performance of this Amendment and the consummation of the transactions contemplated by the Merger Agreement, as amended by this Amendment, and (y) the acquisition of beneficial ownership of Shares that may be deemed to occur by virtue of the Equity Commitment Letters (pursuant to the terms thereof as of the date hereof) and/or the Specified Guarantor Agreement, including for purposes of the Takeover Statutes, and (iii) resolved to recommend that the stockholders of the Company approve the adoption of the Merger Agreement, as amended by this Amendment, and directed that such matter be submitted for a vote of the stockholders of the Company at the Company Meeting, (iv) assuming that the representations of Parent and Merger Sub set forth in Section 4.13 of the Merger Agreement and the representations of Parent and Merger Sub with respect to Section 4.13 of the Merger Agreement set forth in Section 3.2(d) of this Amendment are correct, taken all necessary actions so that the restrictions in Takeover Statutes are not applicable to the Company, Parent, Merger Sub or their Affiliates or the Guarantors (including Elliott) or their Subsidiaries, or the Merger Agreement (as amended by this Amendment) or the transactions contemplated thereby (including the Merger), and (v) exempted Parent, Merger Sub, the Guarantors (including Elliott) or any of their Affiliates or Associates (each as defined in the Rights Plan) from being an “Acquiring Person” under the Rights Plan as a result of entry into the Merger Agreement, this Amendment, the Equity Commitment Letters, the Limited Guarantees, the Elliott Equity Commitment Letter, the Elliott Limited Guarantee and the Specified Guarantor Agreement, and the consummation of any of the transactions contemplated by the Merger Agreement (as amended by this Amendment), the Equity Commitment Letters, the Limited Guarantees, the Elliott Equity Commitment Letter, the Elliott Limited Guarantee and the Specified Guarantor Agreement, on the terms set forth herein and therein.

3.2 Additional Representations and Warranties of Parent and Merger Sub. Except as disclosed in the Parent Disclosure Letter, which is hereby amended connection with this Amendment as set forth in Annex A attached hereto (the “Amendment to the Parent Disclosure Letter”) (provided, that, disclosure of any item in any section or subsection of the Amendment to the Parent Disclosure Letter shall be deemed disclosed with respect to any other section or subsection only to the extent that the relevance of any disclosed event, item or occurrence in such section or subsection to such other section or subsection is reasonably apparent from the substance of the disclosure made as to matters and items which are the subject of the corresponding representation or warranty), Parent and Merger Sub hereby represent and warrant to the Company as follows:

(a) Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Amendment and to perform its obligations hereunder. The execution and delivery by Parent and Merger Sub of this Amendment and the performance of their respective obligations hereunder have been duly authorized by all necessary corporate action of each of Parent and Merger Sub. This Amendment has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Amendment constitutes the valid and binding agreement of the Company, constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) Parent has received and accepted (i) an executed Elliott Equity Commitment Letter, dated as of the date of this Amendment, pursuant to which Elliott has agreed, subject to the terms and conditions thereof, to invest and/or contribute directly or indirectly to Parent the amounts set forth therein and (ii) executed amended and restated equity commitment letters, dated as of the date of this Amendment, from the Guarantors (as defined in the Merger Agreement), pursuant to which the Guarantors (as defined in the Merger Agreement) have agreed, subject to the terms and conditions thereof, to invest in Parent the amounts set forth therein (together with the Elliott Equity Commitment Letter, the “Equity Commitment Letters”). As of the date of this Amendment, the Equity Commitment Letters are valid, binding and in full force and effect (except to the extent enforcement may be limited by the Bankruptcy and Equity Exception) and, as of the date of this Amendment, no event has occurred that, with or without notice, lapse of time, or both, would reasonably be expected to constitute a default or breach or a failure to satisfy a condition precedent on the part of Parent or Elliott, as the case may be, under the terms and conditions of the Equity Commitment Letters. Parent and Elliott, as the case may be, have paid in full any and all commitment fees or other fees required to be paid pursuant to the terms of the Equity Commitment Letters on or before the date of this Amendment, and will pay in full any such amounts due on or before the Closing Date. As of the date of this Amendment, (A) none of the Equity Commitment Letters has been modified, amended or altered and (B) none of the respective commitments under any of the Equity Commitment Letters has been withdrawn or rescinded.

(c) Concurrently with the execution of this Amendment, Parent has delivered to the Company the Elliott Guarantee and amended and restated limited guarantees of each Guarantor (as defined in the Merger Agreement) (together with the Elliott Guarantee, the “Limited Guarantees”), duly executed by Elliott and such Guarantor (as defined in the Merger Agreement), as the case may be, with respect to certain matters, including guaranteeing certain obligations of Parent and Merger Sub in connection with the Merger Agreement and subject to the terms and conditions set forth therein. As of the date of this Amendment, each Limited Guarantee is in full force and effect and constitutes the valid and binding obligation of Elliott and the applicable Guarantor (as defined in the Merger Agreement), as the case may be, and is enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(d) Other than as set forth on the Amendment to the Parent Disclosure Letter, assuming for this purpose that Elliott is the only Guarantor, the portions of the representations and warranties set forth in Section 4.3, Section 4.11, Section 4.12 and Section 4.13 of the Merger Agreement solely to the extent they relate to Elliott (in its capacity as a Guarantor), are true and correct as of the date hereof.

(e) At the Closing Date, all shares of Parent Stock directly or indirectly held by Elliott (the “Elliott Shares”) shall be shares that do not entitle any such holder of such shares to vote in the election of directors of Parent or with respect to any other corporate matters presented to the shareholders of Parent for vote. At the Closing Date, (i) the Elliott Shares will be directly held by a newly formed Delaware limited liability company (the “Elliott AIV”), (ii) the managing members of the Elliott AIV shall be one or more affiliates of Golden Gate Capital Opportunity Fund, L.P. and (iii) Elliott will not be entitled to appoint a director to the board of Parent or Merger Sub.

(f) Other than as set forth on Annex B to this Amendment, as of the date hereof, no Person, other than Elliott, has contacted Parent regarding the possibility of such Person obtaining shares of (or rights to obtain shares of) Parent Stock in exchange for such Person’s contribution of common stock of the Company.

ARTICLE IV

MISCELLANEOUS AND GENERAL

4.1 Acknowledgement. Notwithstanding anything in the Merger Agreement to the contrary, Parent and Merger Sub hereby agree and acknowledge that the Participation and the execution of this Amendment, the Equity Commitment Letters, the Limited Guarantees, and the public announcements of such agreements and actions (including the Participation) and the Company’s and its Affiliates’, Subsidiaries’ and/or Representatives’ participation or involvement in any of the foregoing, either alone or in combination with each other, (a) do not constitute an Alternative Proposal or an Alternative Acquisition Agreement and (b) have not and do not in and of themselves entitle Parent to terminate the Merger Agreement pursuant to Section 7.1 thereof, nor entitle Parent to the payment of the Company Termination Fee (including pursuant to Section 7.3(a)(i) of the Merger Agreement) nor entitle Parent to the payment of any expenses pursuant to Section 7.3(b) of the Merger Agreement.

4.2 Ratification; No Further Amendment. Except as expressly amended hereby, all terms, conditions and provisions of the Merger Agreement shall remain unmodified and in full force and effect. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term, condition or provision of the Merger Agreement or any of the documents, schedules or exhibits referred to therein. For the avoidance of doubt, the conditions in Section 6.1(b), Section 6.1(c) or Section 6.3(e) of the Merger Agreement shall remain unmodified.

4.3 Effect of Amendment. This Amendment shall form a part of the Merger Agreement for all purposes (including, for the avoidance of doubt, Articles III, IV, VI and VII of the Merger Agreement). From and after the date of this Amendment, any reference in the Merger Agreement to “this Agreement”, “hereof”, “herein”, and “hereunder” and words or expressions of similar import shall refer to the Merger Agreement as amended by this Amendment. The provisions of Article VIII (Miscellaneous) of the Merger Agreement shall apply mutatis mutandis to this Amendment, and to the Merger Agreement as amended by this Amendment, taken together as a single agreement, reflecting the terms therein as modified hereby.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first above written.

BOXER PARENT COMPANY INC.

By:	/s/ Ian Loring
Name: Ian Loring
Title: President

BOXER MERGER SUB INC.

By:	/s/ Ian Loring
Name: Ian Loring
Title: President

BMC SOFTWARE, INC.

By:	/s/ Robert E. Beauchamp
Name: Robert E. Beauchamp
Title: Chairman of the Board, President and Chief Executive Officer

[Signature Page to Amendment No. 1 to the Agreement and Plan of Merger]